EXHIBIT 5.1

Allen & Overy LLP
One Bishops Square
Thomson Reuters PLC	London E1 6AO United
Three Times Square	Kingdom
New York	Tel +44 (0)20 3088 0000
New York 10036	Fax +44 (0)20 3088 0088

Our ref 14944-00333 CO:7950995.2

17 April 2008
Dear Sirs

Re:	Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-137651)
          We have acted as English legal advisers to Thomson Reuters PLC (“TR PLC”), a company incorporated under the laws of England and Wales and successor issuer to Reuters Group PLC (“Reuters”) following the acquisition of Reuters by The Thomson Corporation, renamed Thomson Reuters Corporation as of April 17, 2008, by implementing a dual listed company structure (the “Transaction”) pursuant to an English court approved scheme of arrangement of Reuters (the “Reuters Scheme”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-137651 (the “Registration Statement”)), relating to (i) the Reuters Group PLC Long-Term Incentive Plan 1997; (ii) the Reuters Group PLC Discretionary Stock Option Plan; (iii) the Reuters Group PLC International SAYE Share Option Plan 1997; (iv) the Reuters Group PLC Restricted Share Plan for participants employed by UK companies;, (v) the Reuters Group PLC Global Restricted Share Plan; (vi) the Reuters Group PLC Restricted Share Plan for participants employed by non-UK companies; and (vii) the Reuters America Inc. Employee Stock Purchase Plan ((i) to (vii) hereof collectively, the “Plans”), filed by TR PLC pursuant to Rule 414 under the Securities Act of 1933, as amended, to reflect:
          (x)     that TR PLC succeeded to the Plans;
          (y)     that TR PLC’s subsidiary, TR (2008) Limited (“TR (2008)”) (a company incorporated under the laws of England and Wales) has become the holder of the entire issued share capital of Reuters; and
          (z)     that the articles of association of Reuters, the articles of association of TR (2008) and the Plans were amended to provide that, following the closing of the Transaction, upon exercise of an option or award granted under the Plans: (i) shares in Reuters issued by Reuters or transferred from an employee benefit trust of Reuters to the relevant participant under the Plans (the “Reuters Shares”) will automatically be acquired by TR (2008); (ii) TR (2008) shall in turn issue shares to
Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AO.
Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, New York, Paris, Prague, Riyadh (associated office), Rome, Shanghai, Singapore, Tokyo and Warsaw.

TR PLC (the “TR (2008) Shares”); and (iii) the relevant participant under the Plans shall be issued TR PLC ordinary shares (the “Ordinary Shares”) and the cash consideration provided under the Reuters Scheme on substantially the same terms as provided in the Transaction.
          This opinion is being furnished to you at the request of TR PLC.
          In connection with furnishing this opinion, we have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of TR PLC and government officials as we have considered necessary or relevant for the purposes of this opinion, including:
(a)     a copy of the memorandum and articles of association, as amended to date, of TR PLC;
(b)     a copy of the memorandum and articles of association, as amended to date, of TR (2008);
(c)     a copy of the memorandum and articles of association, as amended to date, of Reuters;
(d)     a copy of the resolution of the shareholders of Reuters dated 26 March 2008 approving, amongst other matters, the Reuters Scheme;
(e)     a copy of the minutes of a meeting of the board of directors of Reuters held on 19 February 2008 approving the Transaction and the proposed treatment of participants in the Plans;
(f)     a certified copy of the minutes of a meeting of a committee of the board of directors of TR PLC held on 10 April 2008 authorising the issue of the Ordinary Shares;
(g)     a certified copy of the resolution of the shareholders of TR PLC dated 22 February 2008 increasing the authorised share capital of TR PLC and authorsing the allotment of certain securities;
(h)     a certified copy of the minutes of a meeting of the board of directors of TR (2008) held on 16 April 2008 authorising the issue of the TR (2008) Shares;
(i)     a certified copy of the resolution of the shareholders of TR (2008) held on 28 February 2008 increasing the authorised share capital of TR PLC and authorising the allotment of certain securities;
(j)     the final draft of the Registration Statement; and
(k)     certified copies of the orders of the Court approving the Reuters Scheme.
          Except as stated above, we have not examined any documents or records or carried out any searches or enquiries for the purposes of this opinion. In giving this opinion, we have assumed, without independent investigation:
(a)     the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals;
(b)     the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete;

(c)     none of Reuters, TR PLC or TR (2008) has made a payment out of capital in respect of the purchase of its own shares which would cause a liability to be incurred by their shareholders under the UK Insolvency Act 1986 (as amended);
(d)     none of the holders of Reuters shares, TR PLC’s shares or TR (2008)’s shares have and will not receive any dividends or distribution which constitute an unlawful distribution pursuant to common law or the UK Companies Act 1985 and 2006;
(e)     there is no actual or implied additional contractual relationship between TR PLC and the holders of the Ordinary Shares, except for the articles of association of TR PLC;
(f)     the Reuters Shares will comprise part of the authorised share capital of Reuters at the time of issue and they will be, or have been, properly allotted and issued by Reuters, under all applicable laws and by its memorandum of association and articles of association, including registering the new members in Reuters register of members as appropriate;
(g)     the TR (2008) Shares will comprise part of the authorised but unissued share capital of TR (2008) at the time of issue and they will be properly allotted and issued by TR (2008), under all applicable laws and by its memorandum of association and articles of association, including registering the new members in TR (2008)’s register of members as appropriate;
(h)     the Ordinary Shares will comprise part of the authorised but unissued share capital of TR PLC at the time of issue and they will be properly allotted and issued by TR PLC, under all applicable laws and by its memorandum of association and articles of association, including registering the new members in TR PLC’s register of members as appropriate;
(i)     Reuters has at all times complied with its obligations under the Plans;
(j)     Reuters board of directors has properly authorised the allotment and issue of the Reuters Shares prior to their allotment and issue;
(k)     TR PLC’s board of directors has properly authorised the allotment and issue of the Ordinary Shares prior to their allotment and issue;
(l)     TR (2008)’s board of directors has properly authorised the allotment and issue of the TR (2008) Shares prior to their allotment and issue;
(m)     the Ordinary Shares and the TR (2008) Shares will, before or upon allotment or issue, have been fully paid in accordance with the UK Companies Acts 1985 and 2006;
(n)     there will not have been any material changes to English law prior to the issue of the Ordinary Shares or the TR (2008) Shares; and
(o)     each of the foregoing assumptions will be true and accurate at and immediately prior to the time of issue of the relevant Ordinary Shares and TR (2008) Shares.
          The opinions below are limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any other system of law.

          Based and relying upon and subject to the foregoing we are of the opinion that when issued upon valid exercise of an option or award to purchase Shares pursuant to the Plans, the Ordinary Shares will be validly issued and outstanding as fully paid and non-assessable.
          For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to Ordinary Shares means under English law that the holder of such shares, in respect of which all amounts due on such shares as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of TR PLC solely in its capacity as holder of such shares.
          This letter is provided to you for your benefit, solely with regard to the transactions contemplated hereby, may be relied upon by you only in connection with such transactions, and may not be relied upon by any other person or for any other purpose without our prior written consent. The opinion set forth herein are made as of the date hereof, and we hereby disclaim any obligation, express or implied, to update such matters after the date hereof.
          We hereby consent to the inclusion of this opinion as an exhibit to the Form S-8. In giving this consent, we do not thereby admit that we that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Yours faithfully,
/s/ Allen & Overy LLP

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